Exhibit 10.1

CONSULTING AND ADVISORY SERVICES AGREEMENT (the “Agreement”) entered into as of the 5th day of December 2024.

BETWEEN:	Devonian Health Group Inc., a legal person incorporated under the Canada Business Corporations Act, having its registered office at 360 rue des Entrepreneurs, Montmagny, Quebec, G5V 4T1, herein acting and represented by Mr. Luc Grégoire, its Chief Executive Officer, duly authorized for the purposes of this agreement.

(hereinafter, the “Corporation”)

AND	DB BioPharma Consulting LLC, residing at 1908 Spruce Street, Unit 2, Philadelphia, PA 19103

(the “Consultant”);

WHEREAS the Corporation is a clinical stage botanical pharmaceutical corporation, focused on developing a unique portfolio of botanical, pharmaceutical and cosmeceutical products (the “Business”);

WHEREAS the Corporation is desirous of retaining the Consultant to provide consulting and advisory services in connection with the Business of the Corporation; and

WHEREAS the Consultant is desirous of providing such services to the Corporation, on the terms and subject to the conditions herein set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants, agreements and undertakings of the parties contained herein, the Corporation and the Consultant agree as follows:

1.	CONSULTING SERVICES

1.1	The Consultant agrees to provide the Corporation with consulting and advisory services consisting of, but not limited to, scientific advice with regards to the Business (the “Services”) as outlined in Schedule A.

1.2	The Consultant represents and warrants that it is qualified to perform the Services in accordance with the terms and conditions of this Agreement. The Consultant agrees to perform the Services to the best of the Consultant’s ability in accordance with generally recognized business and professional standards and in so doing shall comply with all applicable laws, orders, regulations, ordinances and other rules of all lawful authorities acting within their power. The Consultant shall not put itself in a position where its interests, other than the holding of any securities of the Corporation, which the Corporation agrees may be disposed of by the Consultant at any time at its sole discretion in accordance with applicable securities laws, conflict with its ability to give independent advice.

2

1.3	The Services to be provided hereunder to the Corporation by the Consultant shall be provided by the Consultant. It is agreed and acknowledged that the Consultant may from time to time provide services similar to the Services to other persons, firms and corporations, provided that the Consultant shall at no time while this Agreement remains in force provide ongoing similar services to any Competitor (as defined hereinafter) of the Corporation that is not an affiliate (for the purposes of this Agreement “affiliate” shall mean any person, firm or corporation that is affiliated with the Corporation within the meaning of the Canada Business Corporations Act). For the avoidance of doubt, “Competitor” shall be defined as any firm, person, or corporation with its primary business similar to the Business.

1.4	The Consultant covenants with the Corporation that it will act in accordance with any policy of and carry out all reasonable instructions of the board of directors of the Corporation while performing the Services. The Consultant acknowledges that such policies and instructions may limit, restrict or remove any power or discretion that might otherwise have been exercised by the Consultant.

1.5	The Corporation will ensure that the Consultant is provided, on a timely basis, with all information and documentation concerning the Corporation which might reasonably be considered material to this engagement or which the Consultant may reasonably request in the performance of the Services, including reasonable access to the officers, directors, employees, independent auditors and other advisors and consultants of the Corporation. The Corporation will further ensure that the Consultant is advised, on a timely basis, of any change that is known to the Corporation in any material or significant element in any of the data or information previously furnished to the Consultant by the Corporation, or any change in circumstances or new development concerning the Corporation which might reasonably be considered material to this engagement.

1.6	The Corporation acknowledges and agrees that the Consultant shall be relying upon the accuracy and completeness of the information and documentation furnished to it pursuant to the preceding section 1.5 and, subject to the exercise of its professional judgment, shall be under no obligation to verify independently the accuracy and completeness of such information and documentation or to investigate whether any changes have occurred to the facts set out or referred to in such information or documentation subsequent to the date thereof (but shall consider the impact of any such changes of which it is aware or that are brought to its attention).

2.	TERM OF AGREEMENT

2.1	The Corporation hereby retains the Consultant, and the Consultant agrees to render to the Corporation the Services commencing on the date of this Agreement and ending upon the date such period is terminated in accordance with Section 7 (the “Term”). The Corporation shall pay the Consultant the compensation to which it is entitled under Schedule A through the end of this Agreement, and, thereafter, the Corporation’s obligations hereunder shall end.

3

3.	COMPENSATION

3.1	In consideration for the Services rendered by the Consultant hereunder, the Corporation shall pay to the Consultant the compensation (the “Compensation”) as set out in Schedule “A”.

3.2	The Consultant shall provide to the Corporation, upon request, an invoice for the Services completed during the Term.

4.	CAPACITY AND COVENANTS OF THE CONSULTANT

4.1	The Consultant, in performing the Services, shall be an independent contractor and neither the Consultant nor its representatives or employees shall be deemed to be representatives or employees of the Corporation. The Consultant and the Corporation acknowledge and agree that this Agreement does not create a partnership or joint venture between them.

4.2	The Consultant shall not, without the prior written notice of the Corporation, enter into any contractual obligation, agreement or commitment in the name or on behalf of the Corporation or bind the Corporation in any respect whatsoever.

4.3	The Consultant shall, subject to its obligations under this Agreement, be free to offer its services to any other person or Corporation that is not a Competitor to the Corporation.

4.4	The Consultant covenants and agrees with the Corporation that it shall not delegate performance of the Services to anyone without the prior written consent of the Corporation.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Consultant represents and warrants (i) that he has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Consultant’s undertaking this relationship with the Corporation, (ii) that the performance of the Services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that the Consultant will not use in the performance of his responsibilities under this Agreement any Confidential Information or trade secrets of any other person or entity and (iv) that the Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

6.	CONFIDENTIALITY

6.1	The Consultant acknowledges that it is in a position of trust and in the course of carrying out, performing and fulfilling its duties under this Agreement it may have access to and may be entrusted with confidential information concerning the business of the Corporation, including but not limited to assay results, technology, trade secrets, customers, products, systems, client lists and all other information of every kind or nature pertaining to the business of the Corporation (“Confidential Information”). The Consultant covenants and agrees that it shall not disclose to anyone the Confidential Information with respect to the business or affairs of the Corporation except as may be necessary or desirable to further the business interests of the Corporation. This obligation shall survive the expiry or termination of this Agreement.

4

6.2	All Confidential Information and any other property pertaining to the business of the Corporation, its operations and processes are, and shall remain, the sole and exclusive property of the Corporation.

6.3	The Consultant shall and will faithfully serve and use its best efforts to promote the interests of the Corporation, shall not use any information it may acquire with respect to the business and affairs of the Corporation or its affiliates for its own purposes or for any purposes other than those of the Corporation or its affiliates.

6.4	The parties shall not, without the prior written consent of the other party, issue any public statement, press release, publicity document, or any other material relating to or disclosing in any way whatsoever to the public, the existence of this Agreement, the scope, extent or value of the Services or anything else relating thereto. If a party is required by applicable law, regulation or stock exchange rule to make any public announcement, disclosure or confirmation that, but for such law, regulation or rule would otherwise be prohibited by this paragraph, such party shall promptly provide the other party with advance notice of the proposed public announcement, disclosure or confirmation.

6.5	The Corporation acknowledges that all oral or written opinions, advice and materials provided by the Consultant to the Corporation in connection with the Consultant’s engagement hereunder are intended solely for the benefit and internal use of the Corporation (including its management, directors and counsel) and the Corporation agrees that no such opinion, advice or material shall be used for any other purpose or publicly reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, without the Consultant’s prior written consent in each specific instance. The Consultant expressly disclaims any liability or responsibility to the Corporation or any other party by reason of any unauthorized use, publication or distribution of the advice or opinions provided by the Consultant in connection with any transaction.

7.	TERMINATION

7.1	The Corporation may terminate the Agreement immediately without penalty and notice if the Consultant breaches any term of the Agreement.

7.2	In addition to section 6.1, each party may terminate this Agreement for any reason after three (3) months from the date of this Agreement upon providing the other party with thirty (30) days written notice. The obligations of the Consultant under this Agreement shall terminate upon the earlier of the Consultant ceasing to be retained by the Corporation or the termination of this Agreement by the Corporation or the Consultant.

5

8.	TERMINATION OBLIGATIONS

8.1	The Consultant hereby acknowledges and agrees that all property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, proprietary Information, and equipment furnished to or prepared by the Consultant in the course of or incident to its rendering of services to the Corporation, including, without limitation, records and any other materials pertaining to Invention Ideas belong to the Corporation and shall be promptly returned to the Corporation upon termination of the this Agreement. Following termination, the Consultant will not retain any written or other tangible material containing any proprietary Information. In this Agreement, Proprietary Information refers to information that is owned, controlled, and maintained by the Corporation and is not publicly available which may include, but is not limited to trade secrets, financial data, customer lists, product designs, software source code, marketing strategies.

9.	MORAL RIGHTS WAIVER

9.1	The Consultant hereby waives any and all of Consultant’s moral rights, including but not limited to rights of attribution, paternity and integrity, arising under any federal or state law of Canada, the United States or any law of any other country, region or subdivision thereof in and to Consultant’s Services for the Corporation and the successors, assigns and licensees or sub-licensees of Corporation shall have all rights flowing from this waiver, including, without limitation, the right to modify said Services for any and all past, present or future uses now known or hereinafter discovered, and the Consultant agrees to execute all further documentation, if any, necessary to implement or reflect this waiver.

10.	INDEMNITY

10.1	The Corporation hereby agrees to indemnify the Consultant in accordance with Schedule “B” hereto, which the Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement by the Consultant. Such indemnity (the “Indemnity”) shall be executed and delivered to the Consultant on the execution of this Agreement and shall be in addition to, and not in substitution for, any liability which the Corporation or any other party may have to the Consultant or other parties apart from such Indemnity.

11.	SURVIVAL OF TERMS

11.1	The provisions of paragraphs 3.1, 5, 7, 8, 9.1, 9.4, 9.5, 9.7, 9.10, 9.11, and Schedules A and B of this Agreement and the Indemnity shall survive the completion of the engagement hereunder. In addition, representations, warranties, indemnities and other agreements provided by the Corporation in connection with this Agreement shall remain in full force and effect regardless of any investigation made by the Consultant or on its behalf.

6

12.	GENERAL PROVISIONS

12.1	Notices. All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by email transmission to such other party as follows:

If to the Corporation at:

360 Rue des Entrepreneurs
Montmagny Québec G5V 4T1
Canada

Attention:	Colette Laurin, Interim Chief Financial Officer
Telephone	514-248-7509
Email:	account@groupedevonian.com

If to the Consultant at:

Telephone	484-477-6630
Email:	david@dbpharmaconsult.com

or at such other address as may be given by such person to the other parties hereto in writing from time to time.

All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, on the fifth (5th) day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received on the fifth (5th) day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by email.

12.2	Further Assurances. The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

12.3	Counterparts. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

12.4	Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any schedules referred to herein are incorporated herein by reference and form part of the Agreement.

12.5	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators or successors.

7

12.6	Currency. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Canada.

12.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein and each of the parties hereto agrees irrevocably to conform to the nonexclusive jurisdiction of the courts of such province.

12.8	Gender. In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word “person” shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

12.9	Legislation References. Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

12.10	Severability. If any article or section or any portion of any section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid article, section or portion thereof shall be severed from the remainder of this Agreement.

12.11	Language of Agreement. The parties have agreed that this Agreement and all documents and communications related thereto be drafted in English. Les parties ont convenu que ce contrat et tout document afférent soient rédigés en anglais.

[signature page follows]

8

IN WITNESS WHEREOF the parties hereto as of the date first above written have executed this agreement.

Devonian Health Group Inc.

Per:	/s/ Luc Gregoire
	Name:	Mr Luc Gregoire
	Title:	President and CEO

Per:	/s/ David Baker
	Name:	David Baker
DB BioPharma Consulting LLC

A-1

Schedule “A”

Services and Compensation

1.	Services. The Services will consist of assisting the Corporation in the design, execution, oversight of vendors, and reporting results of primary market research related to the use of Thykamine for the treatment of pediatric atopic dermatitis.

2.	Compensation. As remuneration for Services that the Consultant is held to render by virtue of the present Agreement, the Corporation agrees to pay an amount of $15,000 USD on a full project basis for physician market research based on an estimated 30-40 hours of work. Should the project require less than 30 hours of work, the parties will mutually agree on an adjusted project cost.

B-1

Schedule “B”

Indemnity Agreement

Definitions

For the purposes of this schedule, the following terms shall have the following meanings:

(i)	“Consultancy” – refers to the engagement of DB BioPharma Consulting LLC (the “Consultant”) as consultant of Devonian Health Group Inc. (the “Corporation”), pursuant to the terms of a consulting and advisory services agreement of even date herewith.

(ii)	“Indemnified Person” – means the Consultant, for and on its own behalf and for and on behalf of and in trust for each of its affiliates and each other person, if any, controlling the Consultant or any of such affiliates and the respective directors, officers, partners, agents and employees of any of the foregoing.

(iii)	“Claim” – means any loss (other than loss of profit), damage, liability or reasonable expense and any action, suit, proceeding, claim or investigation related to or arising out of any activity performed in connection with the Consultancy (whether prior to or after the execution of this Agreement) or related to or arising out of the role of any Indemnified Person in connection therewith, provided only that the activities performed which form the subject matter of the Claim are not prohibited by or contrary to any law, regulation, by-law, rule or similar regulatory provision and provided that, such activities have, to the extent that it would be customary for an agent retained to perform services of the nature required of the Consultant under the Consultancy to seek advance approval from its principal, been so approved, or such prior approval is required pursuant to the terms of any agreement or understanding between the Consultant and the Corporation and has been obtained.

Indemnity

The Corporation hereby agrees to indemnify and hold harmless each Indemnified Person, to the full extent lawful, from and against all Claims and the Corporation will reimburse any Indemnified Person for all reasonable expenses (including, without limitation, fees and disbursements of counsel) reasonably incurred by such Indemnified Person in connection with investigating, preparing, defending, providing evidence in, or producing documents or taking any other action in respect of, any Claim, whether or not in connection with pending or threatened litigation in which such Indemnified Person is a party.

For greater certainty, the Corporation shall not be liable in respect of and the indemnification shall not apply to any information provided to the Consultant by the Corporation or any act or omission of the Corporation.

The Corporation will not be responsible, however, for any loss, damage, liability or expense of any Indemnified Person determined by a final judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person (i) in breach of any law, regulation, by-law, rule or a similar regulatory provision, (ii) in breach of the sponsorship letter agreement of even date herewith, or (iii) in bad faith or from such Indemnified Person’s negligence.

B-2

Notice and Defence

If an Indemnified Person receives notice of any claim, the Indemnified Person shall promptly give notice thereof to the Corporation, provided that the failure to give such notice shall not relieve the Corporation of its obligation hereunder, unless and to the extent that such failure to provide prompt notice shall have adversely affected the Corporation’s ability to reduce the extent of such Claim. The Corporation may, and shall if requested by an Indemnified Person, assume the defence by any Claim, including the employment of counsel satisfactory to such Indemnified Person (which counsel shall not, except with the consent of the Indemnified Person, be counsel to the Corporation) and the payment of the fees and disbursements of such counsel. In such event, except as provided below, the Corporation shall not be liable for the fees and disbursements of any other counsel retained by an Indemnified Person in connection with such Claim.

Any Indemnified Person shall have the right to participate in the defence of such Claim the defence of which the Corporation shall have assumed and to retain its own counsel but the fees and disbursements of such counsel shall be at the expense of such Indemnified Person unless (i) the Corporation and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such litigation or proceeding include the Corporation and the Indemnified Person and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If the Corporation assumes the defence of any Claim, the Indemnified Person shall provide such assistance and copies of such documents relating to such Claim as that party may reasonably request.

Settlements

The Corporation shall not be liable for any settlement of any Claim effected without its prior written consent, but if settled with such consent or if there be a final judgement for the plaintiff, the Corporation agrees to indemnify or hold harmless the Indemnified Person from and against any loss, damage, liability or expense by reason of such settlement or judgement. If the Corporation assumes the defence of any Claim, that party will not, without the prior written consent of the Consultant (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgement in any Claim in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Consultant and each other Indemnified Person hereunder from all liability arising out of such Claim.

Claims against the Corporation

If any Claim is instituted against the Corporation in connection with the Consultancy or if any payment is made by a party pursuant to this Agreement, that party shall not make any claim for contribution back against any Indemnified Person except in circumstances described above where the indemnity provided herein is not available or where that party, on its own behalf or that of others, would be an “Indemnified Person” pursuant to the provisions hereof.

General

This agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

B-3

This agreement shall be governed and construed according to the laws of the Province of Québec and federal laws of Canada applicable therein.

It is understood that, in connection with the Consultancy, the Consultant may also be engaged to act for the Corporation in one or more additional capacities, and that the terms of the Consultancy or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the Consultancy, any such additional engagement and any modification of the Consultancy or such additional engagement and shall remain in full force and effect following the completion or termination of the Consultancy or any such additional engagement.

[signature page follows]

This agreement is dated as of December 5, 2024.

Devonian Health Group Inc.

Per:
Name:
	Title:	(I have the authority to bind the Corporation)

/s/ David Baker
Name:	David Baker
DB BioPharma Consulting LLC